UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2018

AMERICAN BIO MEDICA CORPORATION
(Exact name of registrant as specified in its charter)

New York	0-28666	14-1702188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

122 Smith Road, Kinderhook, NY	12106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 518-758-8158

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

ITEM 1.01
Entry into a Material Definitive Agreement

On March 2, 2018 (the “Closing Date”), American Bio Medica Corporation (the “Company”) entered into a one-year Loan Agreement (the “Agreement”) with Cherokee Financial, LLC (“Cherokee”) under which Cherokee will provide the Company with $150,000. The proceeds from the loan will be used by the Company to pay a $75,000 principal reduction payment to Cherokee and $1,000 in legal fees in connection with the financing. Net proceeds to the Company are $74,000 and, they will be used for working capital and general business purposes.

The annual interest rate under the Loan Agreement is 12% paid quarterly in arrears with the first interest payment being due on May 15, 2018. The loan is required to be paid in full on February 15, 2019 unless paid off earlier (with no penalty) at the Company’s sole discretion. In connection with the Loan Agreement, the Company is required to issue 150,000 restricted shares of common stock to Cherokee within thirty (30) days of the Closing Date.

In the event of default, this includes, but is not limited to, the Company’s inability to make any payments due under the Loan Agreement, Cherokee has the right to increase the interest rate on the financing to 18% and the Company would be required to issue and additional 150,000 restricted shares of common stock to Cherokee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION (Registrant)

Date: March 8, 2018	By:	/s/ Melissa A. Waterhouse
Melissa A. Waterhouse
Chief Executive Officer (Principal Executive Officer) Principal Financial Officer

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